Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2011 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2010 of Flushing Financial Corporation and our report dated June 29, 2011 with respect to the financial statements included in the Annual Report on Form 11-K for the year ended December 31, 2010 of Flushing Savings Bank FSB, 401(k) Savings Plan, which are incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ GRANT THORNTON LLP

New York, New York
August 4, 2011